UNITES STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2013

TILE SHOP HOLDINGS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	001-35629 (Commission File Number)	45-5538095 (IRS Employer Identification No.)

14000 Carlson Parkway, Plymouth, Minnesota 55441 (Address of principal executive offices, including ZIP code)

(763) 852-2901 (Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2013, Tile Shop Holdings, Inc. (the “Company”) announced that it had appointed Chris Homeister, age 44, as Chief Operating Officer, effective as of October 1, 2013.

Most recently, from May 2012 through September 2013, Mr. Homeister was Chief Executive Officer and Founder of Homeister Ventures LLC, a provider of consulting services for private equity, venture capital, retail, and consumer electronics firms. Prior thereto, from June 2009 through April 2012, Mr. Homeister served as Senior Vice President and General Manager of Best Buy Co., Inc.’s Entertainment Business Group, where he was responsible for all elements and the management of the Entertainment Business Group. From April 2005 through May 2009, he held various roles at Best Buy, including Senior Vice President of Digital Merchandising and Strategic Planning; Vice President of Merchandising, Mobile Electronics and Computing; and Senior Director of Business Team Finance. Prior to Best Buy, Mr. Homeister held management positions at Gateway, Inc. and Amoco Oil Company. Mr. Homeister earned an M.B.A. from the University of Notre Dame and a Bachelor of Business Administration degree in Finance from the University of Iowa.

Mr. Homeister was not appointed pursuant to any arrangement or understanding with any person, and Mr. Homeister does not have any family relationships with any directors or executive officers of the Company. Neither Mr. Homeister nor any member of his immediate family has been a party to any transaction with the Company during the Company’s prior fiscal year or current fiscal year, nor is any such transaction currently proposed, that would be reportable under Item 404(a) of Regulation S-K.

Mr. Homeister’s employment is at will and his employment agreement (“Employment Agreement”) provides for an annual base salary of $300,000.  Mr. Homeister will be eligible to receive an annual cash bonus for calendar year 2013 and subsequent years based on the Company achieving a target earnings level for each year, as determined by the Compensation Committee of the Board of Directors. Mr. Homeister is eligible to earn target cash bonus compensation equal to between 0% and 100% of his base salary if the Company achieves between 85% and 115% of targeted earnings. The precise amount of bonus to be paid will be determined proportionately based on the percentage achievement of targeted earnings. Mr. Homeister’s bonus arrangement for the remainder of 2013 will be calculated on a pro-rata basis reflecting his term of employment.

Upon joining the Company, Mr. Homeister was granted 50,000 shares of restricted stock pursuant to the Company’s 2012 Omnibus Award Plan. These shares are subject to restrictions on transfer and a purchase option in favor of the Company in the event that Mr. Homeister is no longer an employee of the Company. These restrictions on transfer and the purchase option will be eliminated as to 25% of the shares on each of October 1, 2014, 2015, 2016 and 2017. In addition, Mr. Homeister was granted incentive stock options to purchase 200,000 shares of the Company’s common stock pursuant to the Company’s 2012 Omnibus Award Plan. The stock options will be exercisable at 100% of the fair market value of the Company’s common stock on the date of grant, will vest in equal installments over a four year period beginning on the first anniversary date of the date of grant and expire 10 years from the date of the grant.  If Mr. Homeister is not offered employment by the successor entity, or if he is terminated without cause or is constructively terminated prior to the first anniversary of a Change of Control (as defined in the 2012 Omnibus Award Plan), any unvested portion of the foregoing option will become fully exercisable.

Under the Employment Agreement, Mr. Homeister is subject to traditional confidentiality and assignment of inventions provisions, as well as non-competition and non-solicitation restrictions during the term of his employment with the Company and for one year following termination of his employment with the Company for any reason.  In the event the Company terminates Mr. Homeister’s employment for any reason not constituting Severance Cause or Mr. Homeister terminates his employment for Good Reason (as such terms are defined in the Employment Agreement), the Company will provide the following benefits: (i) severance pay equal to six months of his ending base salary and (ii) an amount equal to six times the monthly amount that the Company paid for his participation in the Company’s health insurance plan during the month immediately preceding his termination date.

The foregoing description of Mr. Homeister’s Employment Agreement is not complete and is qualified in its entirety by reference to the Employment Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 8.01	Other Information.

On October 1, 2013, the Company issued a press release announcing the appointment of Mr. Homeister as the Company’s Chief Operating Officer. A copy of the Company’s press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired: None.

(b) Pro Forma Financial Information: None.

(c) Shell Company Transactions: None.

(d) Exhibits:

10.1	Employment Agreement, between Tile Shop Holdings, Inc. and Chris Homeister, effective October 1, 2013.

99.1	Press Release dated October 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TILE SHOP HOLDINGS, INC.
By /s/ Timothy C. Clayton
Date: October 1, 2013	Name: Timothy C. Clayton
Title: Chief Financial Officer

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

TILE SHOP HOLDINGS, INC.

EXHIBIT INDEX TO FORM 8-K

Date of Report:	Commission File No.:
October 1, 2013	001-35629

Exhibit No.	Item

10.1	Employment Agreement, between Tile Shop Holdings, Inc. and Chris Homeister, effective October 1, 2013.

99.1	Press Release dated October 1, 2013.